Exhibit 99.1

ESSEX ANNOUNCES THE PLANNED RETIREMENT OF
MICHAEL J. SCHALL AS PRESIDENT & CEO AND APPOINTMENT OF ANGELA L. KLEIMAN AS SUCCESSOR

San Mateo, California — October 3, 2022 — Essex Property Trust, Inc. (NYSE:ESS) announced today the planned retirement of Michael J. Schall, the Company’s President and CEO since 2011, effective March 31, 2023. Thereafter, Mr. Schall will continue to serve on the Company’s Board of Directors and will remain on as a part-time employee. The Board of Directors has appointed Angela L. Kleiman, the Company’s Senior Executive Vice President and Chief Operating Officer, to succeed Mr. Schall as President and CEO.

“Throughout his long career at Essex, Mike’s strategic vision and strong leadership has driven Essex’s growth and success. He has developed a culture of achievement, assembled a strong executive team, and has been a prudent steward of the Company’s resources. Essex has continued its history of strong growth and industry leadership, including the Company’s inclusion in the S&P 500 in 2014, focusing on dividend growth that resulted in becoming an S&P 500 Dividend Aristocrat in January 2020, and generating a double-digit compound annual total return to shareholders since becoming CEO in 2011. We thank Mike for his 36 years of service, dedication, and many contributions to the success of the Company,” stated George M. Marcus Chairman of the Company’s Board of Directors.

Ms. Kleiman also joined the Company’s Board of Directors on October 3, 2022 and will assume the role of President & CEO on April 1, 2023. “Angela is an exceptional leader and a strong believer in the Company’s core values and commitment to excellence. Angela understands the strategy of allocating capital while maintaining a disciplined business strategy and a strong balance sheet. Furthermore, Angela’s extensive REIT industry knowledge and leadership experience at the Company uniquely qualify Angela to lead the Company,” commented Mr. Schall on the leadership transition.

“I look forward to continuing Essex’s legacy of disciplined capital management based on its founding principles. Our recent transformational improvements to the Essex operating platform will create efficiencies and enhance investment returns. Along with our dedicated and knowledgeable management team, I believe that the Company’s growth prospects remain exceptional,” commented Angela Kleiman.

Ms. Kleiman has been the Company’s Senior Executive Vice President and Chief Operating Officer since January 1, 2021. In this capacity, she accelerated and completed the adoption of the Company’s transformative operating platform while also managing the extraordinary challenges posed by the Covid-19 pandemic. Prior to becoming COO, Ms. Kleiman was Essex’s Chief Financial Officer from 2015 to 2020 and was instrumental in the $4 billion acquisition and integration of BRE Properties which closed in 2014. Ms. Kleiman joined Essex in 2009 to lead the institutional co-investment program, which more than tripled in size under her leadership, and provided direct experience in all aspects of apartment operations, finance, and portfolio management activities. Prior to joining Essex, Ms. Kleiman was Vice President and Senior Equity Analyst at Security Capital responsible for over $2 billion of REIT investments.

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 253 apartment communities comprising approximately 62,000 apartment homes with an additional property in active development. Additional information about the Company can be found on the Company’s website at www.essex.com.

Contact Information
Rylan Burns
Group VP of Private Equity & Finance
(650) 655-7800
rburns@essex.com